Exhibit (p)(15)

Global Personal Trading Policy

28 September, 2021

Global Personal Trading Policy
Effective Date: 28 September, 2021

1.	Introduction

Employees are required to place the interests of our clients first and avoid transactions, activities and relationships that might interfere or appear to interfere with making decisions in the best interests of clients of BlackRock. For example, employees may not induce clients to purchase securities that they own to increase the value of that security. In addition, you must consider, when making a personal investment, whether that transaction may also be appropriate for a client.

Objective and Scope

2.	Scope

This policy governs the personal trading and investments of all employees and Contingent Workers (collectively, “employees”) of BlackRock, Inc. and its subsidiaries (“BlackRock”) globally. It should be read in conjunction with BlackRock’s other compliance policies, including its Code of Business Conduct and Ethics, Global Insider Trading Policy and Global Employee Private Investment Policy.

Please refer to the Personal Trading Summary in Annex 2 for a reference guide to this policy. Japan employees should refer to Annex 3 for additional requirements. This policy applies generally to employees and contingent workers1, except for those contingent workers subject to a contractual arrangement with BlackRock that addresses personal trading, insider trading, and/or similar potential conflicts of interest. Any exceptions to this policy must be pre-approved by Legal & Compliance.

Policy / Document Requirements and Statements

3.	Account Disclosure

3.1	Account Disclosure Required:

You must disclose brokerage or other investment accounts, including private investments, trusts or investment clubs in which you make investment decisions or have direct influence or control (such as joint ownership, trading authorization, or the authority to exercise investment discretion) or a direct or indirect beneficial ownership interest by entering them into the Personal Trading Assistant (“PTA”).2

[1]

For the purposes of this policy, contingent workers are, generally, temporary workers contracted through a third party to perform a short term, defined time period, or specific project assignment. The policy also applies to interns with a tenure of 6 months or more.

[2]

Note that employees who are FINRA registered representatives are also required to notify the broker or financial institution maintaining their account that they are employed with BlackRock. Please see the Broker Dealer Written Supervisory Procedures for additional detail.

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Subject to applicable law, this includes accounts for spouses, domestic partners, dependent children or any other person on behalf of whom you make investment decisions or have direct influence or control.3 Employees in Canada and Japan should check with their local Legal & Compliance team for how this requirement applies to them.

3.2	Account Disclosure Not Required:

Employees are not required to disclose accounts that are restricted to only holding and trading the following types of investments:

•	Open-end Mutual Funds (such as 401k Plans that can only hold and trade open ended mutual funds), Open-End Investment Companies, Unit Trusts and SICAVs.

•	Voluntary Deferred Compensation Plan (VDCP), such as voluntary contributions to a 401(k) through the employer.

Note: 401k and 529 plan accounts that can hold and trade ETFs or other in-scope securities require disclosure. Investment Trusts are also in scope of the policy.

•	Pension arrangements where you do not have investment discretion and/or where you are not permitted to invest directly in securities.

Note: BlackRock Sponsored Pension plans option not meeting the above requirement(s) will need to comply with Section 3.1 and 4.1 of the policy.

•	Direct obligations of national government issuers;

•	Certificates of deposit and commercial paper;

•	Money market funds, cash, or cash equivalents (such as bank deposit accounts);

•	Donation, reward, and debt based crowdfunding initiatives (however, note that equity and investment-based crowdfunding must be pre-cleared); and

•	Employee Benefit Trust Accounts in Hong Kong and Singapore;

•	Donor Advised Fund(DAF) Accounts

3.3	Initial Disclosure Requirements for New Employees

3.3.1

Initial Holdings Certification: Within ten days of joining BlackRock, you must provide your securities holdings information, as well as account information for every account required to be disclosed in accordance with Section 3.2. You are required to complete this certification even if you have no accounts or holdings to report in PTA.

3.3.2	Current Information: The information you provide must be current (no older than 45 calendar days, prior to your commencing employment with BlackRock).

4.	Approved Broker Requirements for all Accounts

All employees are required to conduct their personal trading through a broker listed on the Global Approved Broker List (an “Approved Broker”).4 Approved Brokers generally provide an electronic feed of employee personal trading activity directly to BlackRock. Brokers that do not provide electronic feeds may pose a risk to BlackRock and, for this reason, any exception to the requirement to maintain personal trading accounts with an Approved Broker must be approved by Compliance.5 Broker account approval does not constitute approval for transactions. Every in-scope transaction from these accounts must be precleared.

[3]

Note that contingent workers are not required to disclose the accounts of spouses or dependent children unless the account is joint or otherwise in the name of the contingent worker as a custodian or trustee.

[4]	Note that contingent workers are not required to move their accounts to an Approved Broker.
[5]

Note that the Global Approved Broker List includes a limited number of brokers that do not provide electronic feeds, for example, in jurisdictions where electronic feeds generally are not available. Any employee who maintains an account with a broker that does not provide BlackRock with an electronic feed, whether an Approved Broker or not, is responsible for the information delivery requirements in Section 4 .1.

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4.1	Disclosing your Account Information: Except as noted in Section 3.2, all accounts must be disclosed in PTA.

Any employee* who maintains an account with a broker that does not submit reportable transactions and holdings information to BlackRock via an electronic feed is required to close the non-approved brokerage account within 60 calendar days of receiving initial notification from Compliance. Any in-scope securities owned by an employee, irrespective of the account’s approval status, are required to undergo a preclearance process prior to trading.

Note : As BlackRock does not have any approved broker for employees based in Canada, LATAM (except Mexico), EMEA (except United Kingdom), employees in these locations except Mexico and United Kingdom can continue to maintain accounts at non-approved brokers subject to the below requirements:

1.	Trade confirmations must be submitted to BlackRock within five (5) calendar days of trade execution; and
2.	Subject to the exceptions noted below, quarterly statements must be submitted to BlackRock within thirty (30) calendar days of quarter end.

- Annual statements must be provided for following type of accounts: Child Trust Funds (UK), Postanska Stedionica Banka AD (Serbia), share registry accounts (global).

Note: *The above requirements to provide trade confirmations and quarterly statements is applicable to all employees holding non-approved broker accounts.

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If you transact directly with the issuer in a direct stock purchase plan or Dividend Reinvestment Plan (“DRIP”), you must disclose the account information and the name of the transfer agent or bank that executes such transactions to the extent available.

5.	Transaction Pre-Clearance Requirement

5.1

You must submit a pre-clearance request in PTA and receive an approval before undertaking any personal investment transactions permitted under this policy, including purchases, sales, stock options exercises, ETFs and gifts.

Note: Please refer to the Global Insider Trading Policy for additional guidance on Trading BlackRock securities.

5.2

Pre-clearance approvals, whether for market orders[6] or limit orders[7], are valid only on the day the approval is received. Your order must be executed on the same day by the time the market closes, on which the security is traded.

[6]	Buy or sell transactions placed at current market price.
[7]	Buy or sell transactions placed at a pre-determined price (detailed within the pre-clearance request).

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Note: Employees can request exemption from the preclearance requirement for trades in a spousal account, in which the employee has no investment discretion. Spousal accounts require disclosure, regardless of preclearance exemption status and are subject to periodic monitoring. Employees may be required to supply a quarterly statement for such accounts. When such requests are made employees must provide the statements to the Legal & Compliance within 30 days of the request.. Reach out to your regional Core Compliance team for details regarding the approval process.

6.	Transactions Type and Preclearance Requirements

6.1	Transactions not subject to Preclearance

You are not required to obtain pre-clearance approval to transact in the following:

•	Open-end Mutual Funds, including Labour-Sponsored Funds and shares or units of BlackRock Funds; Open-End Investment Companies, Unit Trusts, SICAVs;

•	Voluntary Deferred Compensation Plan (VDCP), such as Voluntary contributions to a 401(k) through the employer.

•	ETF’s are not included in the above exemption and DOES require pre-clearance.

Note:

1) Taiwan SITE BlackRock funds must be pre-cleared.

2) Investment Trusts must be pre-cleared.

•	Purchases of common stock under an Employee Stock Purchase Plan/vested Restricted Shares Units (however, sales of the same must be pre-cleared);

•	Direct obligations of national government issuers;

•	Certificates of deposit and commercial paper;

•	Commodities (including futures and options)

•	Foreign exchange;

•	Direct Stock Purchase Plans, and any securities purchased pursuant to a dividend reinvestment plan;

•	Securities acquired by an exercise of rights to the holders of a class of securities (however, sales of the same must be pre-cleared);

•	Stock dividend, stock split, or similar corporate distribution;

•	Conversion of employee stock options (however, sales of the same must be pre-cleared);

•	Permissible Futures Transactions;

•	Direct Investments into Crypto Currency (unless restricted); including Bitcoin and Ether, are exempt unless informed of a restriction or preclearance requirement by Core Compliance.

•	Note: Cryptocurrency ETFs are subject to preclearance;

•	Transactions in Managed Accounts (as defined below): and/or

•	Transfer of securities with no change in beneficial ownership e.g. (transfer from one account in your name to another account in your name).

6.2	Transactions subject to One time Preclearance

Subject to below mentioned conditions being met , you may only be required to seek one time preclearance for:

•

Monthly Investment Plan (MIP)/Systematic Investment Plan (SIP): Transactions in any in scope securities (refer to Annex 2) via Monthly Investment Plan (MIP)/Systematic Investment Plan (SIP) requires an initial one time preclearance before you enroll into the plan. Thereafter, the subsequent periodic investments in the same security as initially precleared will not require preclearance. Any changes to the terms of such Monthly Investment Plan (MIP)/Systematic Investment Plan (SIP)including but not limited to, underlying security, amount or quantity that is traded or frequency must be notified to Compliance and precleared.

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Note:

•	Please note, sale of investments accumulated as part of Monthly Investment Plan (MIP)/Systematic Investment Plan (SIP) will require preclearance.

•

While submitting the preclearance, mention in the comments that this is a one-time preclearance request for investment via MIP/SIP plan. Also, mention the quantity, frequency, and day of trade in a week or month.

7.	Managed Accounts

7.1

While you are required to disclose discretionary managed accounts, you are not required to obtain pre-clearance approval with respect to transactions in the Managed Account, provided you obtain written confirmation from the investment adviser/manager, or trustee managing your account that the account is managed on a discretionary basis and/or that you (or, if applicable, your spouse, domestic partner, or dependent child) do not exercise investment discretion or otherwise have direct or indirect influence or control over investment decisions. The investment manager’s written confirmation must be in a form acceptable to Legal & Compliance.

Managed Accounts are subject to periodic monitoring. Employees may be required to supply a quarterly statement for their managed accounts. When such requests are made employees must provide the statements to the Legal & Compliance within 30 days of the request.

7.2

Investment Restrictions: The following trades are not permitted in Managed Accounts. It is your responsibility to communicate these restrictions to the manager, investment adviser, trustee, or other fiduciary managing your account.

•	BlackRock Closed-end mutual funds domiciled in the US (only applicable for section 16 employees) ; and

•	Initial public offerings and Private Investments

7.3	Permitted Investments: All other securities, including BlackRock iShares ETFs and options, and futures are permitted in Managed Accounts.

8.	Prohibited Investments

You are prohibited from transacting in the following:

•	Initial Public Offerings (“IPOs”) except for investments in mutual saving bank IPOs by depositors or certain offerings directed or sponsored by BlackRock (as may be permitted by Legal & Compliance);

•	Repurchase Agreements;

•	Spread betting on financial markets and instruments;

•	Contracts For Difference (“CFD”) (only prohibited in EMEA and Japan);

•	Options other than Permissible Options Transactions (as defined in Section 9.1);

•	Futures other than Permissible Futures Transactions (as defined in Section 9.2); and/or

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Limited offerings[8] (e.g., private offerings) unless permitted by Legal & Compliance in accordance with the Global Employee Private Investment Policy and section 12 of the Global Personal Trading Policy.

9.	Permissible Options and Futures Transactions

9.1	Options: Subject to pre-clearance, you are permitted to engage in the following listed, exchange-traded options transactions:

•	Options on ETFs and Indices;

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Covered Calls – Selling call options against existing, long stock positions of companies included in the S&P 200, FTSE 100, S&P/TSX 60, or ASX 100 (and transactions to close out these positions including buying a call option for an existing short call on the underlying); and/or

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Protective Puts – Buying a put on existing, long stock positions of companies included in the S&P 200, FTSE 100, S&P/TSX 60, or ASX 100 (and transactions to close out these positions including selling a put option for an existing put option on the underlying).

9.2	Futures: You are permitted to trade in the following futures:

•	Currency futures;

•	Futures on direct obligations of national government issuers; • Physical commodity futures; and/or

•	Futures on Indices.

10.	Blackout Periods – Trading Against Clients

10.1

Specific Knowledge Blackout Period: You may not trade in a security or futures contract at a time when you know of another’s intention to trade that same security or futures contract on behalf of a client.

10.2	Portfolio Employee Blackout Periods:

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7 Day Blackout Period: Portfolio Employees may not trade in a security or futures contract within 7 calendar days before or after the trade date of a transaction in that security with respect to a client/fund account over which the Portfolio Employee’s team has authority.

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15 Day Blackout Period: Portfolio Employees may not trade in a security that the Portfolio Employee is considering, or has considered and rejected for purchase or sale, for a client within the 15 calendar days preceding the proposed trade unless pre-approval is obtained by Legal & Compliance in consultation with the employee’s supervisor.

Portfolio Employee Definition: For purposes of this section, a Portfolio Employee is any employee who has the authority to make investment decisions or direct trades on behalf of a client account/fund or any other employee who provides information or advice to such employee, helps execute such employee’s decisions, or directly supervises such employee, each with respect to a client account/fund.

10.3 Blackout Period Exemptions

Blackout period restrictions do not apply to the following transactions:

•	Transactions not subject to pre-clearance as identified in Section 6; and/or

•	Securities of a company included in the S&P 200, FTSE 100, S&P/TSX 60 or ASX 100.

[8]	Limited offerings are private offerings that are exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(a)(2), Section 4(a)(5), Rule 504, Rule 505, or Rule 506.

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11.	Ban on Short-Term Trading Profits

You may not profit from the purchase then sale, or the sale then purchase, of the same security within a 60-calendar day period and are only permitted to trade on the 61st day9. The profit is calculated from the price differential between the trades, regardless in which account(s) the transactions took place:

•	If selling, you are considered to profit from the sell if the sell price is higher than the price(s) at which it was bought within the last 60 calendar days;

•	If buying, you are considered to profit from the buy if the purchase price is lower than the price(s) at which it was sold within the last 60 calendar days.

This restriction does not apply to the following transactions at the discretion of Legal & Compliance:

•	Transactions not subject to pre-clearance as identified in Section 6

•	Securities of a company included in the S&P 200, FTSE 100, S&P/TSX 60, or ASX 100;

•	Permissible options on securities of a company included in the S&P 200, FTSE 100, S&P/TSX 60, or ASX 100;

•	ETFs listed on Annex 1;

•	Options on ETFs listed on Annex 1 (excludes Japan employees);

•	Options on Indices consisting of 100 or more components; and/or

•	Transactions in BlackRock, Inc. (BLK) and BlackRock TCP Capital Corp (TCPC) during open window periods and with prior pre-clearance approval. (Note, day trading is not permitted in BLK TCPC).

12.	Private Investment Pre-Approval Process

12.1

Private Investment Questionnaire: Private investments (including hedge funds, private equity funds, or private placements of securities) must be pre-approved by your line manager and Legal & Compliance. Please consult the Global Employee Private Investment Policy for details.

13.	Insider Trading

Employee must comply with BlackRock’s Global Insider Trading Policy at all times, including when conducting your personal trading. In addition, you must notify Legal & Compliance immediately if you receive, or expect to receive, material non-public information. Legal & Compliance will determine the restrictions, if any, that will apply to your communications and business activities while in possession of that information.

14.	Personal Trading Violations

Employee personal trading is subject to monitoring by BlackRock. BlackRock will determine on a case by case basis what remedial action should be taken in response to any violation. This may include disgorgement of profits and/or limiting an employee’s personal trading for some period. Violations of this policy, including but not limited to violations relating to trading activity and the obligation to provide information to BlackRock, may result in disciplinary action, up to and including termination.

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Short Term Trading profit requirement:The short-term trading profit requirement identifies a profit based on price per share from the purchase and sale, or sale and purchase of the same security traded within 60 calendar days, regardless of which account (s) the security was traded in. The policy does not consider the loss made on the accumulated position, even if the entire position is sold then subsequently, shares are bought back within 60 calendar days. Additionally, commission and other fees are not considered when determining profit/loss.

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15.	Annual Certification

Employee must attest to the accuracy and completeness of all information(account details, security holdings, etc.) provided to BlackRock on an annual basis.

Policy Owner

For any questions or clarification of the policy, please reach out to your regional Core Compliance Team, Parul Sharma (Policy Owner) or refer to the FAQs by clicking here.

Contact Details

APAC 34-3000 APACPTAHelp@blackrock.com

EMEA 23-3332 EMEACompliancePersonalTrading@blackrock.com

AMRS 10-3700 PTA-Help@blackrock.com

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